UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

Qlik Technologies Inc.

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Qlik Technologies Inc.
150 N. Radnor Chester Road
Suite E220
Radnor, Pennsylvania 19087
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2011
To the Stockholders of Qlik Technologies Inc.:
The annual meeting of stockholders for Qlik Technologies Inc. (“Company”) will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, New York 10019, on Thursday, May 19, 2011 at 11:00 a.m. local time. The purposes of the meeting are:
1.	To elect two Class I directors (Proposal 1);

2.	To approve the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan and its material terms as presented in the proxy statement (Proposal 2);

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal 3);

4.	To hold an advisory non-binding vote on executive compensation (Proposal 4);

5.	To hold an advisory non-binding vote on the frequency of holding an advisory non-binding vote on executive compensation (Proposal 5); and

6.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on March 25, 2011 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Radnor, Pennsylvania during normal business hours for a period of ten days prior to the annual meeting.
This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders on or about April 7, 2011.
YOUR VOTE IS IMPORTANT!
Your vote is important. Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 19, 2011: The proxy statement and annual report are available at www.proxyvote.com.
By order of the Board of Directors,
William G. Sorenson,
        Secretary
Radnor, Pennsylvania
Date: April 7, 2011

QLIK TECHNOLOGIES INC.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 19, 2011

QLIK TECHNOLOGIES INC.
150 N. Radnor Chester Road
Suite E220
Radnor, Pennsylvania 19087
(888) 828-9768
PROXY STATEMENT
FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Qlik Technologies Inc. (sometimes referred to as the “Company” or “QlikTech”), which will be held at the Helmsley Park Lane Hotel, 36 Central Park South, New York, New York 10019, on Thursday, May 19, 2011 at 11:00 a.m. local time.
We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On April 7, 2011, we will begin mailing to our stockholders (i) a copy of this proxy statement, a proxy card and our annual report or (ii) a notice (the “Notice”) containing instructions on how to access and review this proxy statement and our annual report. The Notice also instructs you how you may submit your proxy over the Internet or via telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving this proxy statement and proxy card?
You have received these proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.
Our board of directors has made this proxy statement and proxy card available to you because you owned shares of QlikTech common stock as of March 25, 2011, the record date for the Annual Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, only stockholders that specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the Internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.
How may I vote at the Annual Meeting?
You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or on the Internet. If you received or requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.
When you vote by using the Internet or by telephone or by signing and returning the proxy card, you appoint Lars Björk and William G. Sorenson as your representatives (or proxyholders) at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?
Only stockholders of record at the close of business on March 25, 2011, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On the record date, there were 80,529,615 shares of the Company’s common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this proxy statement.
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on May 19, 2011 and will be accessible for ten days prior to the meeting at our principal place of business, 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, between the hours of 9:00 a.m. and 5:00 p.m. local time.
How do I vote?
If on March 25, 2011, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.
•
You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2011. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•
You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 18, 2011. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.
The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit a subsequent proxy by using the Internet, by telephone or by mail with a later date;
•	You may deliver a written notice that you are revoking your proxy to the Secretary of the Company at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087; or
•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.
If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.
How many votes do you need to hold the Annual Meeting?
A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our bylaws, a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the record date, there were 80,529,615 shares of Common Stock outstanding and entitled to vote. Thus, 40,264,808 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.
What matters will be voted on at the Annual Meeting?
The following matters are scheduled to be voted on at the Annual Meeting:
•	Proposal 1: To elect two Class I directors nominated by our board of directors and named in this proxy statement to serve a term of three years until our 2014 annual meeting of stockholders;
•	Proposal 2: To approve the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan and its material terms;
•	Proposal 3: To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2011;
•	Proposal 4: To hold an advisory non-binding vote on executive compensation; and
•	Proposal 5: To hold an advisory non-binding vote on the frequency of holding an advisory non-binding vote on executive compensation.
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
Could other matters be decided at the Annual Meeting?
QlikTech does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such other business.
What will happen if I do not vote my shares?
Stockholder of Record: Shares Registered in Your Name. If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. Brokers or other nominees who hold shares of our Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Proposal 3 is the only routine matter in this proxy statement. As such, your broker does not have discretion to vote your shares on Proposals 1, 2, 4 or 5.
We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How may I vote for each proposal and what is the vote required for each proposal?
Proposal 1: Election of two Class I directors.
With respect to the election of nominees for director, you may:
•	vote “FOR” the election of the two nominees for director;
•	“WITHHOLD” your vote for one of the nominees and vote “FOR” the remaining nominee; or
•	“WITHHOLD” your vote for the two nominees.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the two nominees who are properly nominated in accordance with our bylaws, and receive the most “FOR” votes will be elected. Only votes cast “FOR” a nominee will be counted. An instruction to “WITHHOLD” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and “broker non-votes” will have no effect on the outcome of the election of directors. Because the election of directors is not a matter on which a broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.
Proposal 2: Approval of the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan and its material terms.
You may vote “FOR” or “AGAINST” or abstain from voting. To approve the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan and its material terms, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the approval of the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan is not a matter on which a broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.
Proposal 3: Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2011.
You may vote “FOR” or “AGAINST” or abstain from voting. To ratify the appointment by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.
Proposal 4: Advisory non-binding vote on executive compensation.
You may vote “FOR” or “AGAINST” or abstain from voting. To approve, by non-binding vote, the compensation of the Company’s named executive officers, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 4 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.
Proposal 5: Advisory non-binding vote on the frequency of holding an advisory non-binding vote on executive compensation.
You may cast your vote on your preferred voting frequency by choosing the option of “1 year”, “2 years”, “3 years” or abstain from voting. The choice among the three choices which receives the highest number of votes will be deemed the choice of the stockholders. The result of Proposal 5 shall be non-binding on the Company. Abstentions and “broker non-votes” will not be counted as a vote for any of the three choices and will have no effect on the proposal. Because Proposal 5 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.
What happens if a director nominee is unable to stand for election?
If a nominee is unable to stand for election, our board of directors may either:
•	reduce the number of directors that serve on the board, or
•	designate a substitute nominee.
If our board of directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How does our board of directors recommend that I vote?
Our board recommends a vote:
•	Proposal 1: “FOR” the election of each of Lars Björk and Bruce Golden as Class I directors to serve a term of three years until our 2014 annual meeting of stockholders;
•	Proposal 2: “FOR” the approval of the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan and its material terms;
•	Proposal 3: “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011;
•	Proposal 4: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers; and
•	Proposal 5: for “1 YEAR”, in an advisory non-binding manner, as your preferred frequency of holding an advisory non-binding vote on executive compensation.
What happens if I sign and return my proxy card but do not provide voting instructions?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:
•	Proposal 1: “FOR” the election of each of Lars Björk and Bruce Golden as Class I directors;
•	Proposal 2: “FOR” the approval of the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan and its material terms;
•	Proposal 3: “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011;
•	Proposal 4: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers; and
•	Proposal 5: for “1 YEAR” as your preferred frequency of holding an advisory non-binding vote on executive compensation.
If any other matter is properly presented at the Annual Meeting, the proxy holders for shares voted on the proxy card (i.e., one of the individuals named as proxies on your proxy card) will vote your shares using his or her best judgment.
What do I need to show to attend the Annual Meeting in person?
You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of Qlik Technologies Inc. common stock as of March 25, 2011) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting. We will not permit the use of cameras (including cell phones with photographic capabilities) and other recording devices in the meeting room.
Who is paying for this proxy solicitation?
The accompanying proxy is being solicited by the board of directors of the Company. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?
Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be reported on a Current Report on Form 8-K filed with the SEC no later than May 25, 2011.
How can I find QlikTech’s proxy materials and annual report on the Internet?
This proxy statement and the 2010 annual report are available at our corporate website at www.qliktech.com/investor. You also can obtain copies without charge at the SEC’s website at www.sec.gov. Additionally, in accordance with SEC rules, you may access these materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.
How do I obtain a separate set of QlikTech’s proxy materials if I share an address with other stockholders?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.
In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your notice or proxy card.
Can I receive future proxy materials and annual reports electronically?
Yes. This proxy statement and the 2010 annual report are available on our investor relations website located at www.qliktech.com/investor. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings and will give you an automatic link to the proxy voting site.
Whom should I call if I have any questions?
If you have any questions, would like additional QlikTech proxy materials or proxy cards, or need assistance in voting your shares, please contact Investor Relations, Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087 or by telephone at (484) 685-0578.

Can I submit a proposal for inclusion in the proxy statement for the 2011 annual meeting?
Stockholders of the Company may submit proper proposals for inclusion in our proxy statement and for consideration at our 2012 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in our proxy materials for the 2012 annual meeting of stockholders, stockholder proposals must:
•	be received by our Corporate Secretary no later than the close of business on December 9, 2011; and
•	otherwise comply with the requirements of Delaware law, Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our amended and restated bylaws.
Unless we receive notice in the foregoing manner, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2012 annual meeting of stockholders. A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. A current copy of our bylaws also is available at our corporate website at www.qliktech.com. Such requests and all notices of proposals and director nominations by stockholders should be sent to Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary.
Important Notice Regarding the Availability of Proxy Materials
for the Meeting to be Held on Thursday, May 19, 2011
This proxy statement and our annual report are available on-line at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
General
Our board of directors is currently comprised of eight (8) directors divided into three classes with staggered three-year terms. There are currently two directors in Class I, three directors in Class II and three directors in Class III. The term of office of our Class I directors, Lars Björk and Bruce Golden, will expire at this year’s Annual Meeting. The term of office of our Class II directors, Deborah Hopkins, Erel Margalit and Paul Wahl, will expire at the 2012 annual meeting of stockholders. The term of office of our Class III directors, John Burris, John Gavin, Jr. and Alexander Ott, will expire at the 2013 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers. It is our policy to encourage nominees for director to attend the Annual Meeting.
Nominees for Election as Class I Directors at the Annual Meeting
This year’s nominees for election to the board as our Class I directors to serve for a term of three years expiring at the 2014 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, are provided below. The age of each director as of March 25, 2011 is set forth below. Each of the nominees have agreed to serve as a director if elected, and we have no reason to believe that either nominee will be unable to serve if elected.

Name	Age	Positions and Offices Held with Company	Director Since
Lars Björk	49	Director, President and Chief Executive Officer	2004
Bruce Golden	52	Director and Chairman	2004
The following is additional information about each of the nominees as of the date of this proxy statement, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the nominees should serve as one of our directors.
Lars Björk is our President and Chief Executive Officer. He has served as our President and Chief Executive Officer since October 2007 and as a member of our board of directors since 2004. From August 2006 to October 2007, he served as our Chief Financial Officer and Chief Operating Officer. From August 2000 to August 2006, Mr. Björk served as Chief Financial Officer of QlikTech International AB. From January 1999 to August 2000, he served as Chief Information Officer of Resurs Finance. From May 1994 to January 1999, Mr. Björk served as Chief Financial Officer of ScandStick, a manufacturer of adhesive material. Mr. Björk received an MBA from the University of Lund, Sweden and a Degree in Engineering from the Technical College in Helsingborg, Sweden. Our board of directors believes that Mr. Björk should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Björk has significant executive experience and knowledge of our business gained from serving as our Chief Executive Officer and formerly as our Chief Financial Officer and Chief Operating Officer.
Bruce Golden is a partner at Accel Partners which he joined in 1997. He has served as a member of our board of directors since 2004 and as Chairman of our board of directors since 2009. Mr. Golden has led a number of investments in enterprise software and Internet-related companies while at Accel and currently serves as a member of the board of directors of Comscore, Inc. and several private companies. Mr. Golden holds an M.B.A. from Stanford University and a B.A. in political science from Columbia University. Our board of directors believes that Mr. Golden should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Golden has substantial experience resulting from his being a partner at a global venture capital firm since 1997 where he has invested in and advised a number of international enterprise software and internet-related companies.

Required Vote and Recommendation of the Board for Proposal One
The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of our Class I directors. The two nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the board as Class I directors. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. Shares represented by signed proxy cards will be voted on Proposal 1 “FOR” the election of Mr. Björk and Mr. Golden to the board of directors at the Annual Meeting, unless otherwise marked on the card. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class I director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” LARS BJÖRK AND BRUCE GOLDEN.

Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the directors should serve as one of our directors. The age of each director as of March 25, 2011 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since
John Burris	56	Director	2010
John Gavin, Jr.	55	Director	2010
Deborah Hopkins (1)	56	Director	2011
Erel N. Margalit	50	Director	2009
Alexander Ott	46	Director	2004
Paul Wahl	58	Director	2004

(1)	Appointed to the board of directors effective as of April 1, 2011.
Class II Directors (Terms Expire in 2012)
Deborah Hopkins has served as a member of our board of directors since April 2011. Based in Palo Alto, California, Ms. Hopkins has served as Citi’s Chief Innovation Officer since 2008. Her mission is client-focused innovation. Ms. Hopkins focuses on building partnerships with venture capitalists, start-ups, corporations, universities and thought leaders to support the incubation of emerging technologies in the design, development, and implementation of disruptive customer centric business models. She serves also as Chairman of Citi’s venture capital initiatives. Since joining Citi in 2003, Ms. Hopkins’ previous positions include Chief Operations and Technology Officer, and head of Corporate Strategy and Mergers & Acquisitions. She has co-chaired Citi’s women’s initiative, and previously served for five years on the board of directors for Citibank N.A., and Citicorp Holdings, Inc. Prior to joining Citi, Ms. Hopkins was CFO at Boeing, CFO at Lucent Technologies, and served for five years on the Board of Directors of the DuPont Company. She is an advisor to Riverwood Capital. Our board of directors believes that Ms. Hopkins should serve as a director of the Company, in light of its business and structure, because of her significant leadership positions at various multinational companies, and her vast experience in the convergence of finance, technology, and innovation. She is a proven big-picture change leader who curates a culture of creativity and collaboration inspired by customer needs and innovation.
Erel N. Margalit has served as a member of our board of directors since 2009. Mr. Margalit has been Managing Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit serves on the board of directors, which also serves as the compensation committee in each case, of Cogent Communications Group, Inc., Sepaton, Inc., Animation Lab Ltd., Cyber-Ark Software, Inc., Double Fusion Inc., Magink Display Technologies Inc., CyOptics, Inc., JVP Media Studio, L.P., Mega Learning Ltd., PopTok Ltd. and Siano Mobile Silicon, Inc. Mr. Margalit holds a Ph.D in Philosophy from Columbia University, a Masters in Philosophy from Columbia University and a B.A. in Philosophy from Hebrew University. Our board of directors believes that Mr. Margalit should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Margalit has been the managing member of a global venture capital firm since 1997 and has served as a director of numerous companies which has provided him with extensive experience guiding large, complex organizations and dealing with various business sectors and operational challenges applicable to our business.
Paul Wahl has served as a member of our board of directors since 2004. From April 1999 until his retirement in March 2003, Mr. Wahl served as president and chief operating officer of Siebel Systems, Inc. From October 1998 until March 1999, he served as the chief executive officer of TriStrata. From January 1996 until September 1998, Mr. Wahl served as chief executive officer of SAP America, Inc. and as an executive board member of SAP AG. From April 1991 until December 1995, he was an executive vice president of SAP AG. In the past five years Mr. Wahl has served on the board of directors of Lawson Software, Inc., ICWAG and Causata, Inc. Mr. Wahl holds a degree in business administration from Business School ULM in Germany. Our board of directors believes that Mr. Wahl should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Wahl has significant experience in several areas applicable to service on our board of directors and its committees, including financial reporting, operations management, corporate governance and risk management, and has had leadership roles in numerous international businesses.

Class III Directors (Terms Expire in 2013)
John Burris has served as a member of our board of directors since October 2010. Mr. Burris has been the Chief Executive Officer and a Director of Sourcefire, Inc., a global leader in intelligent cybersecurity solutions, since 2008. Mr. Burris served as Senior Vice President, Worldwide Sales and Services of Citrix Systems, Inc., a publicly traded information technology company specializing in application delivery infrastructure, from January 2001 to July 2008. From July 1999 to January 2001, Mr. Burris served as Senior Vice President, Services of Citrix Systems. Prior to joining Citrix Systems, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Mr. Burris was employed in various customer service capacities for AT&T Corp., including a term as managing director for AT&T’s Asia/Pacific region. Mr. Burris currently serves on the board of directors of workspace.com, a privately held SaaS company. Mr. Burris graduated from Marshall University with a BBA degree in Management and completed an eMBA while at AT&T. Our board of directors believes that Mr. Burris should serve as a director of the Company, in light of its business and structure, because Mr. Burris brings extensive leadership, management, sales and corporate development experience to our board of directors and the Company.
John Gavin, Jr. has served as a member of our board of directors since February 2010. Since June 2008, Mr. Gavin has engaged in consulting, advisory and investment activities. Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc. from January 2007 until June 2008, when it was acquired by BMC Software. From April 2004 through December 2006, Mr. Gavin was Chief Financial Officer of Navisite, Inc. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, which was acquired by Novell, Inc. Prior to 2000, Mr. Gavin spent twelve years at Data General Corporation rising to the post of Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP and is a certified public accountant. Mr. Gavin has served on the board of directors as the chair of the audit committee of Vistaprint, N.V. since 2006. From 2001 to 2005 Mr. Gavin was a member of the board of directors and the audit chairman for Ascential Software which was acquired by IBM in April 2005. Mr. Gavin also serves as a member of the board of directors of Consona Corporation and BroadSoft, Inc. Mr. Gavin holds a B.S. in accounting from Providence College. Our board of directors believes that Mr. Gavin should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Gavin has significant executive experience in the technology industry and substantial knowledge of finance and accounting.
Alexander Ott has served as a member of our board of directors since 2004. Mr. Ott is the owner of Cross Continental Ventures, a global advisory firm, which he founded and has managed since 2003. He has also been a Venture Partner at Jerusalem Venture Partners since 2003. From 1999 to 2003, Mr. Ott was a member of the executive committee of Siebel Systems where he ran the Europe, Middle East and Africa division and subsequently the Americas division. From 1990 to 1999, Mr. Ott had several executive positions at SAP AG and SAP America, Inc., including Chief Executive Officer of International Markets, Senior Vice President of Latin America and Senior Vice President of Marketing and Global Alliances. Mr. Ott currently serves on the board of directors of various private companies. Mr. Ott has a degree in Business Management from University (BA) Mannheim, Germany. Our board of directors believes that Mr. Ott should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Ott has substantial experience serving in leadership roles in numerous international businesses which has provided him with extensive knowledge relating to financial reporting, operations management, corporate governance and other areas applicable to service on our board of directors and its committees.

CORPORATE GOVERNANCE
Independent Directors
Each of our directors, other than Lars Björk, qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market, or Nasdaq. However, Mr. Ott may not satisfy the independence criteria applicable to members of an audit committee under the Nasdaq listing requirements and SEC rules and regulations. As such, Mr. Ott will be replaced as a member of our audit committee prior to July 14, 2011. The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.
Board Committees
Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each member of the compensation committee and nominating/corporate governance committee of our board of directors qualifies as an independent director in accordance with the Nasdaq standards described above and SEC rules and regulations. Each member of the audit committee, other than Alexander Ott, satisfies the independence criteria applicable to members of an audit committee under the Nasdaq listing requirements and SEC rules and regulations. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our website at www.qliktech.com under the Investor Relations section. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
The table below lists the current membership of each committee and the number of committee meetings held in 2010.

	Audit	Compensation	Nominating /Corporate
	Committee	Committee	Governance Committee
Lars Björk
John Burris
John Gavin, Jr.	Chairman (1)
Bruce Golden		Member	Chairman
Deborah Hopkins (2)
Erel N. Margalit		Member	Member
Alexander Ott	Member	Chairman
Paul Wahl	Member
Number of Meetings held in 2010	6	2	1

(1)	Appointed as member and chairman of the audit committee in February 2010.

(2)	Appointed to the board of directors effective as of April 1, 2011.

The primary responsibilities of each committee are described below.
Audit Committee
Our audit committee currently consists of John Gavin, Jr., Alexander Ott and Paul Wahl. Mr. Ott will be replaced as a member of our audit committee prior to July 14, 2011. Each member of our audit committee can read and has an understanding of fundamental financial statements. Mr. Gavin serves as chairman of the audit committee.
Mr. Gavin qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Gavin as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our audit committee and our board of directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors.
The audit committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them.
Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the audit committee.
Compensation Committee
Our compensation committee currently consists of Bruce Golden, Erel Margalit and Alexander Ott. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Alexander Ott serves as chairman of the compensation committee.
The compensation committee reviews, makes recommendations to the board of directors and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. In addition, our compensation committee will administer our stock option plans, including reviewing and granting stock options with respect to our executive officers and directors and may, from time to time, assist our board of directors in administering our stock option plans with respect to all of our other employees.
While the compensation committee is authorized to engage the services of outside consultants and advisors, prior to 2011, neither the compensation committee nor our management has to date retained a compensation consultant to review or provide advice with respect to our policies and procedures related to executive compensation.
Nominating/Corporate Governance Committee
Our nominating/corporate governance committee currently consists of Bruce Golden and Erel Margalit. Our nominating/corporate governance committee identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. In evaluating potential nominees to the board, the nominating/corporate governance committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experience can enhance the effectiveness of our board of directors. Accordingly, as part of its evaluation of each candidate, the nominating/corporate governance committee takes into account that candidate’s background, experience, qualifications, attributes and skills that may complement, supplement or duplicate those of other prospective candidates and current directors. The nominating/corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board of directors concerning corporate governance matters. Mr. Golden serves as chairman of the nominating/corporate governance committee.

Compensation Committee Interlocks and Insider Participation
As noted above, the compensation committee of our board of directors currently consists of Bruce Golden, Erel Margalit and Alexander Ott. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.
Board Meetings and Attendance
The board held fifteen (15) meetings in 2010. Each member of the board attended 75% or more of the aggregate of (i) the total number of board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.
Director Attendance at Annual Meetings of Stockholders
Directors are encouraged, but not required, to attend our annual stockholder meetings. This annual meeting will be our first as a public company.
Board Leadership
Our board of directors separates the positions of chairman of the board and chief executive officer. Separating these positions allows our chief executive officer to focus on our day-to-day business, while further enabling the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.
Risk Oversight
Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company and our various operational subsidiaries, our board of directors and the boards of directors of our subsidiaries address the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.
Employee Compensation Risks
As part of its oversight of our Company’s executive compensation program, the compensation committee considers the impact of the program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the compensation committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The compensation committee has determined that, for all employees, our Company’s compensation programs are not reasonably likely to have a material adverse effect on our Company.

Election of Officers
Our officers are currently elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our officers or directors.
Limitation of Liability and Indemnification
We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.
Our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law
•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law
•	for any transaction from which the director derives any improper personal benefit
Our restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.
Communications to the Board of Directors
Stockholders interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Qlik Technologies Inc. at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attn: Secretary. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairman of a committee of the board of directors or a particular director, as appropriate.

Director Compensation
Prior to our initial public offering, there was no general policy in place to provide our directors with any cash compensation for their services as members of our board of directors or any committee of our board of directors. Our board of directors adopted during April 2010 in connection with planning for our initial public offering a compensation program for outside directors. This program began on the effective date of the registration statement for our initial public offering in July 2010. Pursuant to this program, each member of our board of directors who is not our employee will receive a $25,000 annual cash retainer. The chairman of the audit committee will receive an additional annual cash retainer of $10,000, and the chairman of each other committee will receive an additional annual cash retainer of $5,000. All retainer fees will be paid in four quarterly payments. Each non-employee director who served as a board member prior to the effective date of the registration statement for our initial public offering and who continued as a member of the board of directors after such date received a restricted stock unit award for 7,500 shares, which vests in full on the earliest of:
•	the anniversary of our initial public offering,
•	the death of the recipient or
•	a change of control of our Company.
Each new non-employee director will be awarded restricted stock units having a fair market value of $75,000 as of the date of grant. This initial award will vest in full on the earliest of:
•	the one year anniversary of the grant date,
•	the death of the recipient or
•	a change of control of our Company.
Each year beginning with the Annual Meeting, each non-employee director who will continue to be a director after each annual meeting of our stockholders will be granted an equity award with a fair market value of $75,000 at that annual meeting. However, a non-employee director who is receiving the initial award will not receive the additional annual award in the same calendar year. Each annual award will vest over the following year. Each award granted under the directors’ program that is not fully vested on the date of grant will become fully vested upon a change in control of our Company and will also become fully vested if the non-employee director’s service terminates due to death. All options granted to the non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of the grant.
Although there was no formal policy in place relating to the granting of options to purchase shares of common stock to our directors, prior to our initial public offering, we had granted an aggregate of 1,613,602 options to purchase shares of our common stock to our current non-employee directors with a weighted exercise price of approximately $0.72, of which, as of December 31, 2010, 1,593,602 options had been exercised to purchase shares of our common stock at a weighted average exercise price of approximately $0.66 per share and 20,000 options to purchase shares of our common stock at a weighted exercise price of approximately $5.18 per share were outstanding. These options include an option to purchase 20,000 shares of our common stock which we agreed to issue to Mr. Gavin in connection with his appointment as a director in February 2010 prior to our public offering.
We currently have a policy to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board and committee meetings.

Director Compensation Table for Year Ended December 31, 2010
The following table sets forth information regarding compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2010 (this table excludes Ms. Hopkins, who was appointed to the board of directors effective as of April 1, 2011):

					Change in
	Fees				Pension
	Earned				Values and
	or Paid			Non-equity	Nonqualified
	in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation
Name (1)	($)	($) (2)	($) (3)	($)	Earnings ($)	($)	Total ($)
John Burris (4)	6,250	75,000	—	—	—	—	81,250
John Gavin, Jr. (5)	17,500	75,000	53,288	—	—	—	145,788
Bruce Golden	15,000	75,000	—	—	—	—	90,000
Måns Hultman (6)	—	—	—	—	—	—	—
Erel N. Margalit	12,500	75,000	—	—	—	—	87,500
Alexander Ott	15,000	75,000	—	—	—	—	90,000
Paul Wahl	12,500	75,000	—	—	—	—	87,500

(1)	Mr. Björk was not eligible in 2010 to receive any compensation from us for service as a director pursuant to our director compensation plan because Mr. Björk is a Company employee.

(2)
The amounts reported in this column represent the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.

(3)
The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. See Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of our assumptions in determining the ASC 718 values of our option awards.

(4)	Mr. Burris was appointed to the board of directors effective October 12, 2010.

(5)	Mr. Gavin was appointed to the board of directors effective February 11, 2010.

(6)	Mr. Hultman resigned from the board of directors effective March 15, 2010.

The following table sets forth information regarding outstanding equity awards held by each of our non-employee directors as of December 31, 2010 (this table excludes Ms. Hopkins, who was appointed to the board of directors effective as of April 1, 2011):

	Option Awards				Stock Awards
						Market
					Number	Value of
	Number of	Number of			of Shares	Shares or
	Securities	Securities			or Units	Units of
	Underlying	Underlying			of Stock	Stock That
	Unexercised	Unexercised	Option	Option	That	Have Not
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Vested
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)(4)
John Burris (1)	—	—	—	—	3,320	85,888
John Gavin, Jr. (2)	6,666	13,334	5.18	March 30, 2020	7,500	194,025
Bruce Golden	—	—	—	—	7,500	194,025
Måns Hultman (3)	—	—	—	—	—	—
Erel N. Margalit	—	—	—	—	7,500	194,025
Alexander Ott	—	—	—	—	7,500	194,025
Paul Wahl	—	—	—	—	7,500	194,025

(1)	Mr. Burris was appointed to the board of directors effective October 12, 2010.

(2)
Mr. Gavin was appointed to the board of directors effective February 11, 2010. Mr. Gavin’s option award vests in 12 equal quarterly installments beginning March 30, 2010; provided, he remains continuously providing services to the Company through the last day of each quarterly period.

(3)	Mr. Hultman resigned from the board of directors effective March 15, 2010.

(4)
The value of the unvested shares of Common stock underlying the restricted stock unit award was calculated by multiplying the number of unvested shares of Common Stock by $25.87, the closing market price of shares of the Company’s Common Stock on December 31, 2010 (the last trading day in 2010).

PROPOSAL 2:
APPROVAL OF MATTERS RELATED TO
THE QLIK TECHNOLOGIES INC.
EXECUTIVE INCENTIVE CASH BONUS PLAN
In March 2011, the compensation committee adopted, subject to stockholder approval, the Qlik Technologies Inc. Executive Incentive Cash Bonus Plan, which we also refer to as the “Bonus Plan.” We are requesting that the stockholders approve the Bonus Plan and its material terms as required under federal tax law in order that we might be able to fully deduct incentive bonus awards granted under it from time to time in the future. The Board of Directors believes that approval of the Bonus Plan is in our stockholders’ best interests because it links a portion of executive compensation to Company performance, while providing an opportunity to reduce our income tax expense by maximizing the deductibility of compensation expense.
Section 162(m) of the Internal Revenue Code prevents a public company such as QlikTech from taking a deduction for corporate tax purposes for compensation in excess of $1 million paid to certain executive officers of the Company during a tax year. However, certain kinds of compensation that qualify as “performance-based compensation” under Code Section 162(m) are disregarded for purposes of this deduction limitation. If approved by our stockholders, compensation paid pursuant to the Bonus Plan will qualify as performance-based compensation, allowing us to fully deduct such amounts.
If our stockholders approve this Proposal 2, then to the extent we grant future awards under the Bonus Plan to persons subject to Code Section 162(m), the compensation paid under these awards will not be subject to the corporate deduction limits of Code Section 162(m). We may begin granting awards under the Bonus Plan for fiscal year 2012.
If our stockholders do not approve this Proposal 2, then we will not be able to operate the Bonus Plan and will not be able to pay to our executive officers cash bonuses that qualify as performance-based compensation under federal tax rules. Notwithstanding that we are seeking stockholder approval of this Proposal 2, and irrespective of whether or not our stockholders approve it, we reserve the right to pay cash bonuses to our officers outside the scope of the Bonus Plan should circumstances warrant such payments. However any such other bonus will not be a substitute for a bonus payment under the Bonus Plan if our stockholders do not approve this proposal, or, having received stockholder approval, if the performance goals applicable to a Bonus Plan award are not achieved.
In order for Proposal 2 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 2. Abstentions and broker non-votes will be counted towards a quorum, however, they will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal.
Summary of Material Terms of the Bonus Plan
The material terms of the Bonus Plan are summarized below. This summary, however, does not purport to be a complete description of the Bonus Plan, a copy of which has been included as the Appendix to this proxy statement. The following summary is qualified in its entirety by reference to the complete text of the Bonus Plan.
Purpose
The purposes of the Bonus Plan are to increase value for our stockholders and our prospects for success by attracting, retaining, motivating and rewarding selected participants to work towards achievement of our business and financial goals. The Bonus Plan permits us to pay bonuses that meet the requirements for qualified performance-based compensation within the meaning of Code Section 162(m).
Eligible Participants
The only individuals eligible to participate in the Bonus Plan are our executive officers and any other key Company employee whose compensation is or may in the judgment of the compensation committee become subject to the Code Section 162(m) deduction limitation rule. For each period of time determined by the compensation committee as the period during which performance objectives will be measured and must be satisfied (a “performance period”), our compensation committee may designate one or more eligible employees as participants. The Bonus Plan is a discretionary plan which means that eligible employees will need to be designated as participants by our compensation committee for each performance period and an employee’s participation in one performance period does not ensure his or her participation in future periods.

Administration and Plan Operation
The Bonus Plan is administered by the compensation committee of our Board of Directors. The compensation committee is composed entirely of directors who qualify as both “independent” directors under applicable Nasdaq rules as well as “outside” directors under Code Section 162(m). All questions of interpretation are determined by the compensation committee, whose decisions are final and binding on all parties.
Our compensation committee intends to administer the Bonus Plan in the manner specified under Code Section 162(m), which requires that the committee be comprised of at least two “outside” directors as defined under the Code Section 162(m) regulations. As such, our compensation committee will:
•	determine who participates in the Bonus Plan,
•	approve bonus awards to those designated employees,
•
establish the terms and conditions of the bonus awards including the duration of the performance period, the target and if applicable maximum bonus amounts, the applicable Performance Goals (from among those set forth below), and the payout formula that will be applied to determine the actual amount of the bonus paid after completion of the performance period,

•	certify in writing after the performance period is completed and within the period permitted by Code Section 162(m) the extent to which Performance Goals have been achieved,
•
make all necessary determinations and exercise any discretion reserved under the Bonus Plan, including the discretion to make adjustments to the awards to reflect certain events occurring during the performance period and to reduce the amount a participant will be paid under an award notwithstanding that a higher level of performance has been achieved, and

•	establish, interpret, amend and revoke rules applicable to the Bonus Plan.
Award Formula and Amount
For each award approved under the Bonus Plan, our compensation committee will specify a target amount which is the amount that the participant will receive if the Performance Goal(s) is/are achieved at the target level. This target amount may be expressed as a fixed dollar amount, a percentage of salary or another objectively determinable formula. In addition, to the extent the terms of an award permit payment in excess of the target bonus amount if actual performance exceeds the specified target performance level, then the award will also have a maximum amount that the participant may be paid in the event of such overachievement. In any event, the maximum amount that may be paid to a participant during any performance period under the terms of the Bonus Plan is $3,500,000, which amount may also serve as the maximum amount applicable to an award provided the participant receives only one award under the Bonus Plan with respect to the applicable performance period.
Our compensation committee will also establish with respect to each award a payout formula that determines the actual amount that will be paid once actual performance under the Performance Goal can be compared to the target level required under the award. The Bonus Plan allows our compensation committee flexibility to structure the payout formula to most effectively create the desired performance incentive as long as the determination of the amount of the bonus payment can be objectively determined and does not exceed the maximum payment amount specified.

Business Criteria on which Performance Goals are Based
The Bonus Plan sets forth a number of business criteria, at least one of which must be selected by our compensation committee as a basis (or the sole basis) for determining an Award Payment (the “Performance Goal”). For purposes of this description of the Bonus Plan, we refer to the “Performance Goal” to mean the single or multiple criteria chosen from the list that follows that apply to the award. The following are the business criteria and objectives on which a Performance Goal may be based:

• Earnings (before or after taxes)	• Earnings per share	• Earnings before interest, taxes and depreciation
• Earnings before interest, taxes, depreciation and amortization	• Total stockholder return	• Return on equity or average stockholders’ equity
• Return on assets, investment or capital employed	• Operating income	• Gross margin
• Operating margin	• Net operating income	• Net operating income after tax
• Return on operating revenue	• Sales or revenue	• Expense or cost reduction
• Economic value added (or an equivalent metric)	• Working capital	• Market share
• Cash flow	• Operating cash flow	• Cash flow per share
• Share price	• Debt reduction	• Customer satisfaction
• Contract awards or backlog	• Stockholders’ equity	• Objectively determinable individual or strategic corporate performance goals
In choosing from among the above criteria, our compensation committee must select a Performance Goal the achievement of which at the required level is substantially uncertain at the time the compensation committee selects it. In addition, in determining whether performance objectives based on the Performance Goal have been satisfied, our compensation committee may appropriately adjust any performance evaluation to exclude any of the following occurrences during the Performance Period: (1) the effects of currency fluctuations; (2) items excluded from the Company’s calculation of non-GAAP earnings as reflected in any filed or published earnings release; (3) asset write-downs; (4) litigation or claim judgments or settlements; (5) the effect of changes in tax law, accounting principles or other laws affecting reported results; (6) accruals for reorganization and restructuring programs; (7) effects of acquisition and dispositions; and (8) any extraordinary or unusual items in accordance with U.S. GAAP.
Award Payment
Following the end of a performance period, our compensation committee will determine whether the Performance Goal applicable to awards outstanding with respect to that period have been achieved at the specified level, as well as determine whether other conditions of the award have been satisfied. If the specified Performance Goal is not satisfied, then no payment will be made with respect to the award (even if other award conditions were satisfied). If the Performance Goal is satisfied, then the compensation committee may authorize payment up to, but not in excess of, the specified maximum amount based upon the payout formula. Our compensation committee retains discretion to reduce or eliminate the amount of payment otherwise determined appropriate under an award. Payments of award amounts will be made within a few weeks after the end of the applicable performance and/or service period, in a manner that complies with applicable federal tax law. In addition, employment agreements that we have entered into with certain of our executive officers provide that such officers may become entitled to a pro-rata bonus amount in the event the officer’s employment is terminated without cause, provided the performance objectives were in fact satisfied. See “Executive Compensation — Employment Agreements with Our Executive Officers” beginning on page 41.
Plan Duration and Stockholder Approval
No payment will be made under the Bonus Plan unless and until we receive stockholder approval of the material terms of the plan. Approval of this Proposal 2 will constitute such approval. Our board of directors or compensation committee may amend or terminate the Bonus Plan at any time, subject to our getting stockholder approval of any amendment requiring such approval under Code Section 162(m). Unless we submit the Bonus Plan for stockholder approval prior to then, we will be required under Code Section 162(m) to seek stockholder approval of the material terms of the Bonus Plan during 2016.

Service Requirements
The Bonus Plan requires that participants continue to be employed through the payment date for an award in order to become entitled to receive such payment. However, our compensation committee has discretion where the Performance Goal has been achieved to pay the full or partial bonus amount to a participant whose employment terminates during or after the end of the performance period but prior to payment with respect to that period as long as payment is made pursuant to the payout formula and at the same time as made to continuing employee participants.
Change of Control
The Bonus Plan allows our compensation committee the discretion to specify that an award will be paid on such terms and conditions in connection with a change of control of the Company as the committee may determine appropriate.
Federal Income Tax Consequences
All amounts paid pursuant to the Bonus Plan are taxable as ordinary income to the Participants when paid. The Company may avoid any deduction limitation imposed by Code Section 162(m) by paying performance-based compensation pursuant to the terms and conditions of the Bonus Plan. Compensation attributable to bonuses paid under the Bonus Plan will qualify as performance-based compensation, provided that: (a) such awards are granted by the compensation committee; (b) each award is paid only upon the achievement of an objective Performance Goal established in writing by the compensation committee while the outcome was substantially uncertain; (c) the compensation committee certifies in writing prior to paying the award that the Performance Goal has been satisfied; and (d) prior to paying the award, stockholders have approved the material terms of the Bonus Plan (including the class of employees eligible for awards, the business criteria on which the Performance Goals are based and the maximum amount payable upon attainment of the Performance Goals).
Other Compensation
The Bonus Plan is not the exclusive means of compensating executive officers in the form of cash bonuses. Our executive officers have and will continue to receive other compensation, including, for example, salary, bonuses and other compensation and benefits which may be granted outside of the Bonus Plan.
Bonuses to be Paid to Certain Individuals and Groups
Awards under the Bonus Plan are determined based on actual future performance. As a result, future actual payments and benefits under the Bonus Plan for fiscal year 2012 and beyond cannot be determined, since they will be subject to future decisions of our compensation committee as well as actual future performance. No awards have been approved under the Bonus Plan for 2011. For information regarding our payment of cash incentive bonuses to our named executive officers with respect to fiscal year 2010, please see “Components of Compensation — Cash Incentive Bonuses” in our Compensation Discussion & Analysis which begins on page 31, the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table on page 38, and the “Grant of Plan-Based Awards in 2010” table on page 39.
Recommendation
We believe that approval of the Bonus Plan is appropriate as it will allow us to pay performance-based cash compensation to our senior executives on a tax-deductible basis.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 2

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or laws require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee of the board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee of the board of directors would reconsider the appointment. If the appointment is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
In order for Proposal 3 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 3. Abstentions and broker non-votes will be counted towards a quorum, however, they will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 3
Fees of Independent Registered Public Accounting Firm for 2010 and 2009
The following table sets forth the aggregate fees billed by Ernst & Young LLP, our independent registered public accounting firm, for audit and non-audit services rendered to QlikTech in 2010 and 2009. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	Year Ended December 31,
	2010	2009
Audit fees (1)	$1,100,000	$670,000
Audit-related fees(2)	1,840,000	140,000
Tax fees (3)	210,000	170,000
All other fees (4)	10,000	10,000
Total fees	$3,160,000	$990,000

(1)
Audit fees relate to professional services rendered for the audits of the Company’s annual consolidated financial statements, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only the Company’s independent registered public accounting firm can reasonably provide.

(2)
Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards and due diligence related to acquisitions. The audit-related fees in 2010 are principally related to the Company’s initial public offering.

(3)
Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include preparation of our federal and state tax returns, assistance with tax reporting requirements and audit compliance and assistance on international tax matters.

(4)	All other fees consist of professional services for advisory services related to certain corporate functions and accounting research tools.

All fees described above were pre-approved by the audit committee in accordance with the requirements of Regulation S-X under the Exchange Act.
Pre-Approval Policies and Procedures of the Audit Committee
The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The audit committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The audit committee has determined that the rendering of tax-related services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence for audit purposes. Ernst & Young LLP has not been engaged to perform any non-audit services other than tax-related services.

REPORT OF THE AUDIT COMMITTEE1
The audit committee of our board of directors operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this proxy statement under “Corporate Governance — Board Committees—Audit Committee”. Under the audit committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Accounting Standards 61, as amended (Codification of Statements on Auditing Standards AU 380) and as adopted by the Public Accounting Oversight Board (“PCAOB”), in Rule 3200T, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant adjustments, and the clarity of the disclosures in the financial statements. In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm their independence.
The audit committee has adopted a charter and a process for pre-approving services to be provided by the independent registered public accountant.
Based upon the review and discussions described in the preceding paragraph, our audit committee recommended to the board of directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:

John Gavin, Jr. (Chairman)
Alexander Ott
Paul Wahl

[1]
The material in this report shall not be deemed to be (i) “soliciting material,” or (ii) “filed” with the SEC. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table provides information concerning beneficial ownership of our common stock as of March 25, 2011, by:
•	each stockholder, or group of affiliated stockholders, known to us to beneficially own more than 5% of our outstanding common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our current executive officers and directors as a group.
The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through March 25, 2011.
The percentage ownership is based upon 80,529,615 shares of common stock outstanding as of March 25, 2011.
For purposes of the table below, we deem shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 25, 2011 and common stock subject to restricted stock unit awards that will vest within 60 days of March 25, 2011 to be outstanding and to be beneficially owned by the person holding the options, warrants or restricted stock unit award for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

		Percentage of
		Shares
	Number of Shares	Beneficially
Name and Address of Beneficial Owner (1)	Beneficially Owned	Owned

5% Stockholders (other than our executive officers and directors)
Jerusalem Venture Partners IV, L.P.(2)	7,230,597	9.0%
FMR LLC(3)	6,624,746	8.2%

Named Executive Officers and Directors
Erel N. Margalit(2)(4)	7,230,597	9.0%
Lars Björk(5)	1,955,263	2.4%
Leslie Bonney(6)	899,279	1.1%
Alexander Ott(7)	719,936	*
Anthony Deighton(8)	715,915	*
Paul Wahl(9)	394,024	*
William G. Sorenson(10)	373,988	*
Bruce Golden(11)	369,454	*
Douglas Laird (12)	35,875	*
John Gavin, Jr.(13)	13,332	*
John Burris(14)	—	*
Deborah Hopkins	—	*
All current directors and executive officers as a group (14 persons) (15)	13,305,823	15.9%

*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087.

(2)
Includes 6,658,051 shares held by Jerusalem Venture Partners IV, L.P., 56,830 shares held by Jerusalem Venture Partners IV-A, L.P., 59,639 shares held by Jerusalem Venture Partners Entrepreneurs Fund IV, L.P., 270,877 shares held by JVP IV Annex Fund, L.P., 25,009 shares held by JVP IV Annex Entrepreneur Fund, L.P. and its affiliates (collectively, the “US JVP Funds”) and 160,191 shares held by Jerusalem Venture Partners IV (Israel), L.P. JVP Corp. IV is the general partner of JP Media V, L.P., which is the general partner of JVP IV Annex Fund L.P. and JVP IV Annex Entrepreneur Fund, L.P. JVP Corp. IV is the general partner of Jerusalem Partners IV, L.P., which is the general partner of Jerusalem Venture Partners IV, L.P., Jerusalem Venture Partners IV-A, L.P. and Jerusalem Venture Partners Entrepreneurs Fund IV, L.P. JVP Corp. IV is the general partner of Jerusalem Partners IV — Venture Capital, L.P., which is the general partner of Jerusalem Venture Partners IV (Israel), L.P. Voting and investment power over the shares beneficially owned by JVP Corp. IV. is controlled by Erel Margalit, its managing member. The general partners and managing members disclaim beneficial ownership of the shares owned by the JVP funds except to the extent of their proportionate pecuniary interest therein. The address for Jerusalem Venture Partners IV, L.P. is 156 Fifth Avenue, Suite 410, New York, NY 10010.

(3)
Based on Schedule 13G filed on February 14, 2011 by FMR LLC on behalf of itself, Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”), Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns shares of common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of these 6,624,746 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting shares of common stock of FMR LLC, representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting shares will be voted in accordance with the majority vote of Series B voting shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with Fidelity’s Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its Boards of Trustees. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)
Excludes 7,500 shares of common stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 25, 2011. Mr. Margalit is the managing member of JVP Corp. IV, and he disclaims beneficial ownership of any of the US JVP Funds’ shares or Jerusalem Venture Partners IV (Israel), L.P.’s shares except to the extent of his proportionate pecuniary interest therein.

(5)
Includes 1,089,484 shares issuable upon exercise of options exercisable within 60 days of March 25, 2011. Excludes 444,123 shares subject to options that are not exercisable within 60 days of March 25, 2011.

(6)
Includes 899,279 shares issuable upon exercise of options exercisable within 60 days of March 25, 2011. Excludes 201,916 shares subject to options that are not exercisable within 60 days of March 25, 2011.

(7)	Excludes 7,500 shares of common stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 25, 2011.

(8)
Includes 673,915 shares issuable upon exercise of options exercisable within 60 days of March 25, 2011. Excludes 165,625 shares subject to options that are not exercisable within 60 days of March 25, 2011.

(9)	Excludes 7,500 shares of common stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 25, 2011.

(10)
Includes 273,988 shares issuable upon exercise of options exercisable within 60 days of March 25, 2011. Excludes 412,687 shares subject to options that are not exercisable within 60 days of March 25, 2011.

(11)	Excludes 7,500 shares of common stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 25, 2011.

(12)
Includes 35,875 shares issuable upon exercise of options exercisable within 60 days of March 25, 2011. Excludes 178,125 shares subject to options that are not exercisable within 60 days of March 25, 2011.

(13)
Includes 8,332 shares issuable upon exercise of options exercisable within 60 days of March 25, 2011. Excludes 11,668 shares subject to options that are not exercisable and 7,500 shares of common stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 25, 2011.

(14)	Excludes 3,320 shares of common stock subject to a restricted stock unit award that will not vest and settle within 60 days of March 25, 2011.

(15)
Includes 3,068,373 shares issuable upon exercise of options exercisable within 60 days of March 25, 2011. Excludes 1,526,644 shares subject to options that are not exercisable within 60 days of March 25, 2011 and 40,820 shares of common stock subject to restricted stock unit awards that will not vest and settle within 60 days of March 25, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC and to furnish us with copies of all Section 16(a) reports that they file.
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2010, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, with the exception of Anthony Deighton, who failed to timely report an exercise of an option to purchase shares of our common stock. The exercise was subsequently reported on Form 5.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of transactions since January 1, 2010, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.
All of the transactions set forth below were approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee and a majority of the members of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Investors’ Rights Agreement
In November 2004 we entered into an investors’ rights agreement with the purchasers of our outstanding preferred stock, including entities affiliated with Accel Europe, L.P. (a former stockholder) and Jerusalem Venture Partners IV, L.P. (a current stockholder). Erel Margalit, one of our directors, is the managing member of Jerusalem Venture Partners, and Bruce Golden, one of our directors, is a partner of Accel Partners. As of March 25, 2011, the holders of 7,484,202 shares of our common stock were entitled to various rights with respect to the registration of their shares under the Securities Act of 1933 pursuant to the investors’ rights agreement. In addition, certain stockholders who are a party to this agreement are provided rights to demand registration of shares of common stock and to participate in a registration of our common stock that we may decide to do, from time to time. These registration rights will terminate as to any holder at such time as such holder holds 1% or less of our Company’s outstanding common stock and all of such holders’ securities (together with any affiliate of the holder with whom such holder must aggregate its sales) could be sold within a three month period without compliance with the registration requirements of the Securities Act of 1933 pursuant to Rule 144, but in any event no later than the five-year anniversary of our initial public offering. During June 2010, this investors’ rights agreement was amended to include a potential 18-day extension of the 180-day post-initial public offering lock-up provision commencing upon the occurrence of certain events. This is not a complete description of this investors’ rights agreement and is qualified by the full text of the investors’ rights agreement and the amendment thereto which were filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC.
Other Transactions with our Executive Officers, Directors, Key Employees and Significant Stockholders.
Debt Facility with Stiftelsen Industrifonden. In June 2008 we entered into a 60 million Swedish kronor (approximately $8.9 million as of December 31, 2010 based on an exchange rate of approximately 0.15) long-term note payable with Stiftelsen Industrifonden, one of our former stockholders. This note had an interest rate of 10% per annum. Under the terms of the agreement, quarterly payments of principal and interest were required until the agreement matured in March 2012. The note was secured by 65% of the outstanding shares of QlikTech International, AB, our Swedish subsidiary and operating company. On July 27, 2010, we paid in full the outstanding principal, accrued interest and a prepayment fee on the note using the proceeds from our initial public offering. As of the prepayment date, the note payable had an outstanding principal balance of 38.6 million Swedish kronor (approximately $5.3 million based on an assumed exchange rate of approximately 0.14 as of the prepayment date). In addition, the accrued interest and prepayment fee amounted to 0.5 million Swedish kronor (approximately $0.1 million based on the same exchange rate). As of the repayment date, we had made $9.1 million in principal payments and $0.8 million in interest payments under this note. In connection with the debt facility, we issued a warrant to Stiftelsen Industrifonden to purchase 214,200 shares of our common stock at an exercise price of $2.31 per share which was exercised in full in December 2010.

Indemnification Agreements. We have entered into indemnification agreements with each of our directors and executive officers. The form of agreement provides that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and executive officers in connection with a legal proceeding in which they may be entitled to indemnification.
Stock Option and Restricted Stock Unit Awards. For information regarding stock options, stock awards and restricted stock unit awards granted to our named executive officers and directors, see “Corporate Governance — Director Compensation” and “Executive Compensation.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses the principles underlying our executive officer compensation policies and programs, our recent decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” (on page 38 below), and the most important factors relevant to an analysis of these policies, programs and decisions.
Our “named executive officers” for fiscal year 2010 are:

Named Executive Officer	Title	Relationship with QlikTech

Lars Björk	President, Chief Executive Officer and Director	Joined QlikTech in 2000 as Chief Financial Officer of QlikTech International AB, became a member of the QlikTech board of directors in 2004 and has served as our CEO and President since 2007

William G. Sorenson	Chief Financial Officer, Treasurer and Secretary	Joined QlikTech in his current position in 2008

Leslie Bonney	Chief Operating Officer	Joined QlikTech in 2005 as Vice President of International Markets, and he became Senior Vice President of Worldwide Sales in 2007, Executive Vice President of Global Field Operations in 2010, and Chief Operating Officer in 2011

Anthony Deighton	Senior Vice President, Products	Joined QlikTech in his current position in 2005

Douglas Laird	Vice President, Marketing	Joined QlikTech in his current position in 2008
Executive Summary of 2010 Executive Compensation Program
QlikTech achieved several significant milestones in fiscal year 2010, including completing the initial public offering of our common stock in July and a secondary public offering in December, revenue growth of 44% over 2009, release of QlikView 10 and an increase in active customers from 13,000 at the end of 2009 to 18,000 at the end of 2010.
As such, during 2010 and continuing beyond the date of this proxy statement, our executive compensation programs are evolving as we grow from being a private company in the first half of 2010 to a growing public company in the technology sector by the end of the year.
The philosophy and objectives of our compensation program are to ensure that we provide competitive compensation to our corporate team so as to be able to attract and retain highly qualified individuals in key management positions, and that our compensation programs properly align the interests of our executive officers and our stockholders and incorporate an appropriate level of performance-based incentives. Prior to our initial public offering, our executive compensation program emphasized equity compensation, provided relatively low cash compensation and afforded our board of directors a high level of discretion with regard to the short-term (annual) incentive cash bonuses. As a result of our evolving into a public company and our 2010 business results, our compensation committee has taken and continues to take steps to increase to competitive levels the amount of fixed cash compensation paid to our named executive officers and incorporate more objective performance-based features into our annual cash incentive bonus program, while at the same time continuing to place great importance on equity compensation as a means of nurturing an ownership culture within the Company as a whole.

Highlights from our 2010 executive compensation program include:
•
Prior to and in anticipation of completing our initial public offering, our compensation committee in early 2010 increased base salaries for our named executive officers and approved the grant of additional stock options to each of our named executive officers to ensure that each had sufficient level of equity compensation that would vest following the offering to retain these individuals and to keep each of them focused on our long-term business success.

•	As a result of our exceeding our revenue objectives for the year, payments under our 2010 annual cash incentive bonus program were significantly in excess of target bonus levels.
As we continue to evolve in this, our first full year as a public company, our compensation committee expects to continue reviewing our compensation programs so as to be comfortable that they are appropriately structured to effectively incentivize our senior management team to pursue our business objectives while providing executives a competitive compensation package. Toward this end, we are submitting for stockholder approval pursuant to Proposal No. 2 in this proxy statement, a performance-based cash incentive bonus plan in order to have the opportunity to fully deduct future performance-based cash bonuses paid to certain of our named executive officers.
Overview of Process and Responsibilities for Compensation Decisions
The compensation committee of our board of directors has responsibility for overseeing our general compensation programs, approving compensation for our executive officers, evaluating the performance and development of our executive officers in their respective positions, reviewing individual compensation as well as corporate compensation principles and programs, establishing corporate and individual performance objectives as they affect compensation, making determinations as to whether and to what extent such performance objectives have been achieved and the manner in which such achievement translates into individual compensation, and ensuring that our compensation programs are appropriate and effective. Our chief executive officer (CEO) supports our compensation committee by driving our annual business plan process, providing information relating to ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related data. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of their individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals and makes determinations related to the CEO’s and the other executive officers’ compensation.
Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value and as such our overall compensation philosophy is to provide a competitive total compensation package that will:
•	fairly compensate our executive officers;
•	attract and retain qualified executive officers who are able to contribute to the long-term success of our Company;
•	incentivize future performance toward clearly defined corporate goals; and
•	align our executives’ long-term interests with those of our stockholders.
In setting compensation levels for individual officers, our compensation committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer, and, to date, our compensation process has been a largely discretionary process based upon the collective experience and judgment of the compensation committee members acting as a group. Factors affecting its decisions have included our overall corporate performance including achievement of specific corporate objectives determined to be critical to our long-term success, the individual officer’s performance including with respect to specified performance objectives and managing to our annual business plan, the nature and scope of the officer’s responsibilities as long as his or her tenure with us and, increasingly, information about market compensation practices for individual officers at companies our committee determines relevant for this purpose. While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Our variable compensation arrangements with executive officers have historically been and continue to be primarily based upon the consolidated revenue achievements for our Company along with individual strategic performance objectives established in the early part of the fiscal year. We believe in compensating above target levels for overachievement of objectives and reducing incentive compensation if achievement falls short of target-level objectives.

To date, our compensation committee has not engaged the services of an independent compensation consultant to provide advice with respect to our compensation policies and programs, nor have we identified a group of peer companies against which we compare our compensation practices or formally benchmarked our executive compensation against compensation paid by other companies. Our compensation committee will consider whether to engage a compensation consultant in connection with the 2012 annual review cycle and anticipates developing more formal compensation processes at some point in the future. A first step toward that is our submission for stockholder approval of an annual performance-based cash incentive plan in Proposal No. 2 to this proxy statement.
Principal Elements of Executive Compensation
Compensation for our executive officers has been highly individualized, at times structured as a result of arm’s-length negotiations when an officer is first hired and always taking into account our financial condition and available resources. The resulting mix of compensation components has primarily included:
•	base salary;
•	annual incentive cash bonus;
•	long-term incentive awards in the form of stock options;
•	certain benefits related to officer relocation, in particular international relocations;
•	certain benefits payable upon an executive officer’s involuntary termination in certain circumstances; and
•	other benefits plans generally available to all salaried employees.
Our compensation committee believes this mix is appropriate for our executive team because, among other things, it provides a fixed component (base salary) designed to offer the executive funds from which to manage personal and immediate cash flow needs as well as short- and long-term variable components (annual incentive bonuses and stock options) that incentivize our management team to work toward achievement of corporate goals and our long-term success, as well as offering protection (through termination-related benefits) against abrupt changes in the executive’s circumstances in the event of involuntary employment termination including in the context of a change of control of our Company. Our compensation committee also takes note of the fact that this mix is typical of companies in our industry and at our stage of development. We expect that our compensation committee will continue to evaluate the mix of components and the relative portion of each component of compensation.
Base Salaries. Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our Company, individual performance during the prior year and competitive market compensation. Base salaries are reviewed annually and adjusted from time to time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our Company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our Company’s business plan.

In March 2010, our compensation undertook its annual compensation review for 2010, which review contemplated our completing our initial public offering by mid-year, and increased the base salaries of each of our named executive officers. The decision to increase base salaries reflected our continued growth from both a revenue and product development perspective and the additional responsibilities that would be placed on certain officers, particularly our CEO, once we became a public company. The amount of the increases were determined based upon our compensation committee’s desire to move the salaries for our executive officers to a level that in their collective experience would be appropriate for each position at a newly public company and to further evaluate compensation amounts in accordance with the Company’s compensation practices until both the offering and the full 2010 fiscal year were complete. As a result, the base salaries of our named executive officers increased for 2010 as set forth below:

	2009	2010

Lars Björk	$205,000	$300,000
William G. Sorenson	$275,000	$280,000
Leslie Bonney(1)	$225,000	$265,000
Anthony Deighton	$200,000	$220,000
Douglas Laird	$180,000	$190,000

(1)	All amounts paid to Mr. Bonney were paid in British Pound Sterling. Numbers presented are based on an assumed exchange rate of approximately $1.55 as of December 31, 2010.
During 2010, Mr. Björk and Mr. Sorenson each received a living expense allowance of $75,000 and $24,000, adjusted for taxes, respectively, which with base salary provided them with a total of $375,000 and $317,665 in respective fixed cash compensation during the year.
In March 2011, as part of its annual compensation review for 2011, our compensation committee made further increases to base salaries for our named executive officers, as follows: Mr. Björk, $475,000; Mr. Sorenson, $335,000; Mr. Bonney, $375,000; Mr. Deighton, $250,000; and Mr. Laird, $225,000. In connection with this salary increase, the living expense allowances for Mr. Björk and Mr. Sorenson were terminated.
Cash Incentive Bonus. Since 2005, we have operated an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term corporate objectives. This program is managed as part of our annual business plan process. Typically, the board of directors approves a business plan for the year that incorporates corporate-level objectives, and achievement of those objectives becomes an important factor considered by the board or compensation committee, as applicable, when setting target performance levels that apply generally to the plan as well as bonus targets that apply individually to each executive participating in the bonus plan.
For 2010, the annual cash incentive bonus payments made to our named executive officers was primarily based upon our consolidated revenue achievement. The 2010 revenue objective, which was established in early 2010, specified that consolidated revenue must be $197 million for bonus payment at the target level. This 2010 revenue-based objective constituted on average approximately 66% of the target bonus amount, and this portion of the bonus was structured to permit payment in excess of the target amount in the event of overachievement, or less than target amount in the event of underachievement, of the revenue goal. Each named executive officer was also eligible to receive payment of additional amounts in the event specified individual objectives for 2010 were achieved. These individual objectives for 2010 included implementing corporate infrastructure, finance and compliance functions required as a public company, expanding into new business territories, the launch of QlikView 10, expanding brand and marketing awareness and product innovation. This management objective portion of the 2010 bonuses constituted on average of approximately 34% of the target bonus amount for each named executive officer. No individual objectives are paid, even if achieved, if consolidated revenue is below 85% of target and there is no over-achievement payment mechanism. Each named executive officer’s target bonus amount is initially established as the time of his or her hire and may be adjusted as the compensation committee determines appropriate from time to time as part of the annual compensation review process. Actual target bonus levels for 2010 are shown below.

We significantly exceeded our revenue targets in 2010, achieving $226 million in consolidated revenue for the year. Also during 2010, we completed both our initial public offering and a follow-on secondary offering, increased profitability, launched QlikView 10, expanded brand and marketing awareness and implemented financial and compliance controls required of a public company. In accordance with the corporate and individual bonus targets set for each named executive officer, and as a result of actual achievement, we made the following bonus payments to our named executive officers for 2010 performance:

			Target Bonus	Actual Bonus
	Target Bonus for	Actual Payment	for	for	Total
Named Executive	Revenue-Based	for Revenue-Based	Management	Management	2010
Officer	Objective	Objective	Objectives	Objectives	Bonus

Lars Björk	$200,750	$434,662	$99,250	$99,250	$533,912
William G. Sorenson	$116,000	$264,695	$59,000	$57,000	$321,695
Leslie Bonney(1)	$189,488	$391,156	$105,012	$105,012	$496,168
Anthony Deighton	$90,375	$239,071	$44,625	$37,313	$276,384
Douglas Laird	$80,425	$214,251	$29,575	$29,575	$243,826

(1)	All amounts paid to Mr. Bonney were paid in British Pound Sterling. Numbers presented are based on an assumed exchange rate of approximately $1.55 as of December 31, 2010.
In March 2011, our compensation committee increased the target bonus amounts, as set forth in the table below, and approved the terms of fiscal year 2011 cash incentive bonuses for our named executive officers. The structure of our 2011 cash incentive bonus program is similar to our 2010 bonus program.

	2010		2011

Lars Björk	$300,000		$400,000
William G. Sorenson	$175,000		$225,000
Leslie Bonney	$294,500	(1)	$375,000
Anthony Deighton	$135,000		$180,000
Douglas Laird	$110,000		$165,000

(1)	Based on a target bonus for 2010 payable in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2010
Long-Term Incentive Compensation. To date, our only long-term incentive awards have primarily been in the form of options to purchase our common stock, although we made awards of restricted stock to certain of our executive officers in 2004. Our stock options have an exercise price at least equal to the fair market value of our common stock on the grant date, generally vest over four years, with 25% of the option shares vesting after one year of service and the remainder vesting in equal installments at the end of each quarter thereafter, and have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below. Since our initial public offering, we use the closing price of our stock on the Nasdaq Global Market on the date of the grant as the fair market value of our stock for purposes of establishing option exercise prices. We have not established a program, plan or practice pertaining to the timing of equity award grants to executive officers relative to our release of material non-public information. Our compensation committee will evaluate our equity award grant practices from time to time and may make changes as it determines appropriate.
Generally, we grant a stock option award in the year that an executive officer commences employment. The size of this award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects the compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within our Company. Thereafter, additional option grants may be made in the discretion of our compensation committee or board of directors. To date, we have not granted additional options on an annual basis to executives or other employees, although we do evaluate individual performance annually. Instead, additional options have been granted to executives on a case-by-case basis reflecting the compensation committee’s determination that such grants are appropriate or necessary to reward exceptional performance (including upon promotion) or to retain individuals when market conditions change. The size of additional option grants are determined in the discretion of the compensation committee or our board of directors, and typically incorporate our CEO’s recommendations (except with respect to his own option grants).
In 2010, our compensation committee approved option grants to our named executive officers based on the length of service of each named executive officer and an examination against the equity holdings of senior executives at other companies in the technology industry. Based in part on this examination, our compensation committee determined that additional long-term incentive awards in the form of options to purchase our common stock subject to vesting were appropriate to increase the named executive officers’ equity holdings and to further incentivize our executives to work towards the achievement of our long term corporate goals and successes. The amounts of these grants are presented below under “Executive Compensation — Grants of Plan-Based Awards in 2010.”

Our compensation committee has not made any additional equity grants to named executive officers since May 2010.
Severance and Change in Control Benefits. We have entered into employment agreements with each of our named executive officers, which provide severance benefits, in the event the executive officer’s employment is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control, in consideration of a release of potential claims and other customary covenants. These benefits range from nine months, in the case of our CEO, to six months for our other executive officers, of their base salary and benefits. The terms of these agreements are described in more detail in the section titled “Executive Compensation — Estimated Benefits and Payments Upon Termination of Employment” below. Our board of directors and compensation committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our Company.
As part of the annual compensation review in March 2010, the compensation committee approved an amendment to all of the stock options held by or hereafter granted to our named executive officers, which took effect upon the consummation of our initial public offering, that provides for full acceleration of all unvested stock options if the executive’s employment is terminated, other than for cause, within 12 months following a change in control of our Company, sometimes called a “double trigger.” We believe this “double trigger” benefit improves stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We believe providing these benefits helps us compete for executive talent. We believe that our change of control benefits are generally in line with packages offered to executives in our industry.
Other Benefits. As mentioned above, in 2010 we paid Mr. Björk, our CEO, $75,000, adjusted for taxes, to cover certain living expenses for him and his family. Similarly in 2010, we paid Mr. Sorenson, our Chief Financial Officer, $24,000, adjusted for taxes, as part of a living expense allowance. In each case, these living expense allowances had been negotiated as part of each executive’s employment agreement prior to our initial public offering and our compensation committee concluded that this additional benefit was a necessary addition to the fixed cash component of the officer’s overall compensation package in order for the compensation to be competitive for these officers’ respective roles in a global company in our market. In connection with its annual compensation review for 2011, our compensation committee eliminated these living expense allowances, in part because the base salary increases described above eliminated the need to continue them.
We provide a stipend of approximately $18,600 to Mr. Bonney, our Chief Operating Officer, for car expenses. Our compensation committee believes this benefit is customary for comparable officers at similar companies who are based in Europe.
Our named executive officers also participate in benefits plans generally available to our salaried employees, including health and medical benefits, flexible spending plans and the opportunity to participate in a 401(k) retirement plan or comparable foreign plan.
Tax Matters
Our board of directors and compensation committee will consider in making its decisions our ability to deduct compensation amounts paid to our executive officers including the potential future impact of Section 162(m) of the Internal Revenue Code, a deduction limitation rule that began to apply to us in certain respects upon our initial public offering. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our CEO and each of the other named executive officers (other than our chief financial officer), unless compensation is “performance-based” as defined under Section 162(m). In March 2011, our compensation committee, subject to stockholder approval sought pursuant to Proposal No. 2 of this proxy statement, adopted the Qlik Technologies Inc. Executive Cash Bonus Plan, which if approved will allow us, where our compensation committee considers it appropriate and practicable, to grant qualifying performance-based cash bonus awards that would be fully deductible by us under Section 162(m). Stock options granted to executive officers are designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to options to be fully deductible and our 2010 Equity Incentive Plan allows us to grant other types of equity awards, such as restricted stock units, that are qualifying performance-based compensation from time to time in the future. Our compensation committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate, including to attract and retain highly-qualified executive officers.

Trading Plans
We have authorized our executive officers to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These plans include specific instructions for the broker to exercise vested options and sell Company stock on behalf of the officer at certain dates if our stock price is above a specified level. The officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the officer would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, five of our executive officers had entered into a trading plan.
Policies Regarding Recovery of Incentive Awards
We expect to implement a clawback policy in fiscal 2011 in accordance with the requirements of the Dodd-Frank Act and the regulations that will issue under that Act. We elected to wait until the SEC issues guidance about the proper form of a clawback policy in order to ensure that we implement a fully compliant policy at one time, rather than implementing a policy this year that may require amendment next year after the SEC regulations are released.
Report of the Compensation Committee2
We, as members of the compensation committee of the board of directors, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Alexander Ott (Chairman)
Erel Margalit
Bruce Golden

[2]
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

2010 Summary Compensation Table
The following table summarizes the compensation that we paid to our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the year ended December 31, 2010. We refer to these officers in this proxy statement as our named executive officers.

						Non-Equity
					Option	Incentive Plan		All Other
		Salary		Bonus	Awards	Compensation		Compensation
Name and Principal Position	Year	($)		($)	($) (1)	($) (2)		($)		Total ($)
Lars Björk	2010	$300,000		$—	$1,384,840	$533,912		$74,978	(3)	$2,293,730
Chief Executive Officer	2009	205,000		—	—	238,068		94,982	(3)	538,050
William G. Sorenson	2010	280,000		—	519,315	321,695		40,337	(4)	1,161,347
Chief Financial Officer	2009	275,000		—	—	127,250		34,660	(4)	436,910
Leslie Bonney	2010	263,500	(6)	—	259,658	496,168	(7)	43,891	(8)	1,063,217
Chief Operating Officer (5)	2009	224,750	(6)	—	196,394	240,250	(7)	41,010	(8)	702,404
Anthony Deighton	2010	220,000		—	173,105	276,384		4,212	(9)	673,701
Senior Vice President, Products	2009	200,000		—	196,394	110,800		13,416	(9)	520,610
Douglas Laird	2010	190,000		—	173,105	243,826		6,224	(10)	613,155
Vice President, Marketing	2009	180,000		—	—	90,700		558	(10)	271,258

(1)
The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. See Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of our assumptions in determining the ASC 718 values of our option awards.

(2)	The amounts in this column reflect bonuses paid in accordance with the individual cash bonus arrangements approved in 2010 by our board of directors for corporate and individual performance.

(3)
Includes $74,978 in 2010 and $94,332 in 2009 paid by our Company for Mr. Björk’s housing, living and other related expenses (including for tax adjustments) and $783 in 2010 and $650 in 2009 paid by our Company for Group Term Life Insurance.

(4)
Includes $37,665 in 2010 and $33,418 in 2009 paid by our Company for Mr. Sorenson’s housing, living and other related expenses (including for tax adjustments), $2,322 in 2010 and $1,242 in 2009 paid by our Company for Group Term Life Insurance, and $350 in 2010 contributed by our Company to Mr. Sorenson’s 401(k) plan.

(5)	Mr. Bonney, who previously served as the Company’s Executive Vice President of Global Field Operations, was appointed Chief Operating Officer on March 9, 2011.

(6)	Based on a base salary paid in British Pound Sterling in 2009 and 2010 and an assumed exchange rate of approximately $1.55 as of December 31, 2010.

(7)	Based on a bonus paid in British Pound Sterling in 2009 and 2010 and an assumed exchange rate of approximately $1.55 as of December 31, 2010.

(8)
Includes $18,600 (based on payments made in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2010) paid by our Company for the provision of a car for Mr. Bonney in 2010 and 2009 and $25,381 in 2010 and $22,410 in 2009 (based on contributions made in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2010) contributed by our Company to Mr. Bonney’s U.K. tax qualified defined contribution plan.

(9)
Includes $12,288 paid by our Company to Mr. Deighton in exchange for accrued vacation in 2009, $3,750 in 2010 and $750 in 2009 contributed by our Company to Mr. Deighton’s 401(k) plan and $412 in 2010 and $378 in 2009 paid by our Company for Group Term Life Insurance.

(10)	Includes $5,638 in 2010 contributed by our Company to Mr. Laird’s 401(k) plan and $586 in 2010 and $558 in 2009 paid by our Company for Group Term Life Insurance.

Grants of Plan-Based Awards in 2010
The following table sets forth each plan-based award granted to our named executive officers during the year ended December 31, 2010.

						Exercise of
	Possible Future Payouts				Number of	Base Price	Grant Date
	under Non-Equity Incentive Plan Awards				Securities	of Option	Fair Value
	Threshold				Underlying	Awards	of Option
Name	(1)($)	Target ($)	Maximum($)	Grant Date	Options	($/SH)	Awards (2)

Lars Björk		300,000	—	May 21, 2010	400,000	6.91	1,384,840
William G. Sorenson		175,000	—	May 21, 2010	150,000	6.91	519,315
Leslie Bonney		294,500	—	May 21. 2010	75,000	6.91	259,658
Anthony Deighton		135,000	—	May 21, 2010	50,000	6.91	173,105
Douglas Laird		110,000	—	May 21, 2010	50,000	6.91	173,105

(1)
The threshold amount that might pay under the 2010 cash incentive award program is, theoretically, $1 in that the formula permitted payment of diminishing amounts in the event we achieved consolidated revenue for 2010 of at least $157 million.

(2)
The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2010 may be found in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Description of Awards Granted in 2010
In May 2010, our compensation committee approved the grant of stock options to our named executive officers. These options have an exercise price of $6.91 per share and a ten-year term. Messrs. Björk and Sorenson were granted options to purchase 400,000 and 150,000 shares, respectively, which options vest and become exercisable in equal installments on a quarterly basis over a four-year period commencing October 15, 2010. Mr. Bonney was granted an option to purchase 75,000 shares and Messrs. Deighton and Laird were each granted options to purchase 50,000 shares, which options vest and become exercisable in equal installments on a quarterly basis over a four-year period commencing on March 31, 2011. Each of these options will be subject to acceleration in the event that the respective named executive officer’s employment is terminated following a change in control as described further in “Compensation Discussion and Analysis — Principal Elements of Executive Compensation — Severance and Change in Control Benefits”.

Outstanding Equity Awards as of December 31, 2010
The following table sets forth information regarding each option held by each of our named executive officers as of December 31, 2010. The vesting applicable to each outstanding option is described in the footnotes to the table below. For a description of the acceleration of vesting provisions applicable to the options held by our named executive officers, please see the section titled “— Estimated Benefits and Payments Upon Termination of Employment” below.

	Number of Securities		Number of Securities		Option
	Underlying Unexercised		Underlying Unexercised		Exercise
Name	Options (#) Exercisable		Options (#) Unexercisable		Price ($)	Option Expiration Date

Lars Björk	180,601	(1)	—		0.63	September 30, 2016
	135,451	(1)	45,150		1.65	October 1, 2017
	579,304	(1)	193,101		1.65	November 14, 2017
	25,000	(4)	375,000		6.91	May 20, 2020

William G. Sorenson	197,394	(2)	339,281		1.65	September 30, 2018
	9,375	(4)	140,625		6.91	May 20, 2020

Leslie Bonney	614,040	(1)	—		0.63	June 30, 2015
	189,632	(1)	63,210		1.65	October 30, 2017
	87,500	(1)	112,500		1.65	March 30, 2019
	—		75,000	(5)	6.91	May 20, 2020

Anthony Deighton	540,540	(3)	—		0.63	January 16, 2015
	75,000	(1)	25,000		1.65	December 30, 2017
	87,500	(1)	112,500		1.65	March 30, 2019
	—		50,000	(5)	6.91	May 20, 2020

Douglas Laird	150,000		150,000		1.65	December 30, 2018
	—		50,000	(5)	6.91	May 20, 2020

(1)
The shares subject to these stock options vest over a four year period, with 1/4th of the shares subject to such stock options vesting on or around the first anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.

(2)
The shares subject to these stock options vest over a four year period, with 12.5% of the shares subject to such stock options vesting on the six-month anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.

(3)
25% of the shares subject to such stock option vested on June 30, 2006 and 6.25% of the shares subject to such stock options vest on a quarterly basis thereafter. Vesting is contingent upon continued service.

(4)	6.25% of the shares subject to such stock options vest on a quarterly basis beginning after July 15, 2010. Vesting is contingent upon continued service.

(5)	6.25% of the shares subject to such stock options vest on a quarterly basis beginning after January 1, 2011. Vesting is contingent upon continued service.

Option Exercises and Stock Vested During 2010
The following table presents certain information regarding options exercised by our named executive officers in 2010. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Lars Björk	—	—
William G. Sorenson	238,825	3,506,573
Leslie Bonney	—	—
Anthony Deighton	181,860	4,110,018
Douglas Laird	—	—

(1)
The value realized is based on the fair market value of our Common Stock on the date of exercise minus the exercise price. The amounts set forth do not necessarily reflect proceeds actually received by the executive officer.

There were no share vesting events for awards held by our named executive officers in 2010.
Employment Agreements with Our Executive Officers
We have entered into employment agreements and/or services agreements with each of our named executive officers.
Employment Agreement with Lars Björk
In October 2007, we entered into an employment agreement with Mr. Björk for his position as Chief Executive Officer and President. Under this agreement, Mr. Björk’s initial base salary was $205,000 per year, subject to annual increases at the sole discretion of our board of directors. Mr. Björk’s current annual base salary is $475,000 and Mr. Björk is eligible currently to receive a target cash bonus of $400,000. Pursuant to this agreement, Mr. Björk received an option to purchase up to 953,006 shares of common stock. For a period of twelve months after his termination of employment, Mr. Björk will be subject to a noncompetition covenant, and he is subject to a nonsolicitation covenant with respect to customers, clients and employees of our Company or the group for a period of 24 months following the termination of his employment. Mr. Björk’s employment agreement also provided that we shall pay for certain living expenses for him and his family in an amount not to exceed $75,000 per year. In connection with Mr. Björk’s salary increase in 2011, this living expense allowance has been eliminated. If we terminate Mr. Björk’s employment agreement for cause (as defined in the agreement) or on account of death or disability (as defined in the agreement), or if Mr. Björk terminates his employment with us, Mr. Björk is entitled to no further compensation or benefits other than those earned through the date of the termination. If we terminate the agreement without cause (as defined in the agreement) Mr. Björk’s agreement initially provides that we will continue to pay Mr. Björk’s base salary for a period of three months following the termination of his employment, conditioned upon the execution by Mr. Björk of a release of claims.
In June 2010, we amended and restated Mr. Björk’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, Mr. Björk’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If Mr. Björk’s employment is terminated by our Company other than due to cause, death or disability, we will continue to pay Mr. Björk’s base salary for a period of nine months following the termination of his employment, conditioned upon the execution by Mr. Björk of a release of claims. In addition to this severance amount, Mr. Björk will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Björk’s COBRA payments during the period of his severance payment.

Employment Agreement with William G. Sorenson
In August 2008, we entered into an employment agreement with Mr. Sorenson, our Treasurer and Chief Financial Officer. The term of his employment agreement is one year and is deemed to have been automatically extended for an additional one year term (or such other period to have been agreed upon in writing) upon each anniversary of the agreement unless any party gives written notice of the non-extension of the employment agreement to the other party at least 90 days before that anniversary (or as provided below). Under this agreement, Mr. Sorenson’s initial base salary was $275,000 per year with a bonus potential of $137,500. Our board of directors adjusts Mr. Sorenson’s salary and bonus from time to time. Mr. Sorenson’s current annual base salary is $335,000, and Mr. Sorenson is eligible currently to receive a target cash bonus of $225,000. In connection with his employment, the board of directors granted him an option to purchase 775,500 shares of common stock. For a period of twelve months after his termination of employment, Mr. Sorenson will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Sorenson’s employment agreement also provides that Mr. Sorenson is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. Mr. Sorenson’s employment agreement also provided that we would pay for certain living expenses for him and his family for up to $3,000 per month in connection with accommodations in the Radnor, Pennsylvania area for the first six months of employment and relocation assistance up to $25,000 in the event Mr. Sorenson relocates to the Radnor, Pennsylvania area. If we terminate the agreement without cause (as defined in the agreement), we will continue to provide Mr. Sorenson’s base salary for a period of six months following the termination of employment, conditioned upon the execution by Mr. Sorenson of a release of claims. In addition, our obligation to provide severance payments is limited if Mr. Sorenson secures compensation through any employment or consulting arrangements more than three months following a termination without cause, and the obligations completely cease if Mr. Sorenson breaches his Proprietary Information, Assignment of Inventions and Non-Competition Agreement.
In June 2010, we amended and restated Mr. Sorenson’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, we will pay living expenses for Mr. Sorenson and his family of up to $24,000 per year. In connection with Mr. Sorenson’s salary increase in 2011, this living expense allowance has been terminated. Mr. Sorenson’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If we terminate the agreement without cause, in addition to the severance payments that Mr. Sorenson will receive as described above, Mr. Sorenson will also receive any earned but unpaid bonus, a pro rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Sorenson’s COBRA payments during the period of his severance payment.
Employment Agreement with Leslie Bonney
In May 2005, we entered into an employment agreement with Mr. Bonney. Mr. Bonney currently serves as our Chief Operating Officer. Under this agreement, Mr. Bonney’s initial base salary was £130,000 per year (approximately $205,517 based on an assumed exchange rate of approximately $1.58 as of September 30, 2010) and the agreement initially provided for a bonus potential of up to £110,000 (approximately $170,500 based on an assumed exchange rate of approximately $1.55 as of December 31, 2010). Our board of directors adjusts Mr. Bonney’s salary and bonus potential from time to time. In connection with Mr. Bonney’s promotion to Chief Operating Officer in March 2011, his annual base salary was increased to $375,000 and Mr. Bonney is currently eligible to receive a target cash bonus of $375,000. The employment agreement also provides that the board of directors would grant Mr. Bonney an option to purchase 614,040 shares of common stock. For a period of twelve months after his termination of employment, Mr. Bonney will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Bonney’s employment agreement also provides that he is entitled to £1,000 (approximately $1,550 based on an assumed exchange rate of approximately $1.55 as of December 31, 2010) per month for car expenses and he is also entitled to related expenses. Mr. Bonney’s employment agreement provides that Mr. Bonney’s employment agreement may be terminated at any time upon six months notice, unless the employment contract is breached.
Employment Agreement with Anthony Deighton
In January 2005, we entered into an employment agreement with Mr. Deighton. Mr. Deighton’s employment agreement provides that he is an “at-will” employee and his employment may be terminated at any time by us or Mr. Deighton. Under this agreement, Mr. Deighton’s initial base salary was $150,000 per year, and Mr. Deighton was initially eligible to receive a cash bonus of $75,000 based on performance. Our board of directors adjusts Mr. Deighton’s salary and bonus potential from time to time. Mr. Deighton’s current annual base salary is $250,000, and Mr. Deighton is eligible currently to receive a target cash bonus of $180,000. Pursuant to this agreement, Mr. Deighton received an option to purchase up to 722,400 shares of common stock. For a period of twelve months after his termination of employment, Mr. Deighton will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Deighton’s employment agreement also provides that Mr. Deighton is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.

In June 2010, we amended and restated Mr. Deighton’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, Mr. Deighton’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If we terminate the agreement without cause (as defined in the agreement), we will continue to provide Mr. Deighton’s base salary for a period of six months following the termination of employment, conditioned upon the execution by Mr. Deighton of a release of claims. In addition to this severance payment, Mr. Deighton will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Deighton’s COBRA payments during the period of his severance payment.
Employment Agreement with Douglas Laird
In November 2008, we entered into an employment agreement with Mr. Laird, our Vice President of Marketing. Under this agreement, Mr. Laird’s initial base salary was $180,000 per year, and Mr. Laird was initially eligible to receive a cash bonus of up to $90,000 subject to performance. Our board of directors adjusts Mr. Laird’s salary and bonus potential from time to time. Mr. Laird’s current annual base salary is $225,000, and Mr. Laird is eligible currently to receive a target cash bonus of $165,000. Pursuant to this agreement, Mr. Laird received an option to purchase up to 300,000 shares of common stock. For a period of twelve months after his termination of employment, Mr. Laird will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Laird’s employment agreement also provides that Mr. Laird is eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans.
In June 2010 we amended and restated Mr. Laird’s employment agreement with our Company. Pursuant to the amended and restated employment agreement, Mr. Laird’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If we terminate the agreement without cause (as defined in the agreement), we will continue to provide Mr. Laird’s base salary for a period of six months following the termination of employment, conditioned upon the execution by Mr. Laird of a release of claims. In addition to this severance payment, Mr. Laird will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Laird’s COBRA payments during the period of his severance payment.

Estimated Benefits and Payments Upon Termination of Employment
The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of our Company as described above, as if each officer’s employment terminated as of December 31, 2010, the last business day of the 2010 fiscal year.

			Termination
		Voluntary	Other than for	Termination
		Resignation/	Cause or	Other than for
		Termination	Disability	Cause or	Resignation for
		for	Not in Connection	Disability after a	Good Reason
		Cause or	With a Change in	Change in	after a Change in
Name	Benefit	Disability	Control	Control	Control

Lars Björk	Severance	$—	$225,000	$225,000	—
	Bonus (1)	—	$533,912	$533,912	—
	Option Acceleration	—	—	$12,880,439	—
	COBRA Premiums	—	$15,570	$15,570	—
	Vacation Payout	$43,269	$43,269	$43,269	$43,269
	Total Value	$43,269	$817,751	$13,698,190	$43,269
William G. Sorenson	Severance	—	$140,000	$140,000	—
	Bonus (1)	—	$321,695	$321,695	—
	Option Acceleration	—	—	$10,883,636	—
	COBRA Premiums	—	$10,380	$10,380	—
	Vacation Payout	$16,153	$16,153	$16,153	$16,153
	Total Value	$16,153	$488,228	$11,371,864	$16,153
Leslie Bonney (2)	Severance	—	$131,750	$131,750	—
	Bonus (1)	—	$496,168	$496,168	—
	Option Acceleration	—	—	$3,670,632	—
	COBRA Premiums	—	—	—	—
	Vacation Payout	$3,038	$3,038	$3,038	$3,038
	Total Value	$3,038	$630,956	$4,301,588	$3,038
Anthony Deighton	Severance	—	$100,000	$100,000	—
	Bonus (1)	—	$276,384	$276,384	—
	Option Acceleration	—	—	$4,278,250	—
	COBRA Premiums	—	—	—	—
	Vacation Payout	$14,652	$14,652	14,652	$14,652
	Total Value	$14,652	$391,036	$4,669,286	$14,652
Douglas Laird	Severance	—	$95,000	$95,000	—
	Bonus (1)	—	$243,826	$243,826	—
	Option Acceleration	—	—	$4,581,000	—
	COBRA Premiums	—	$6,362	$6,362	—
	Vacation Payout	$10,962	$10,962	$10,962	$10,962
	Total Value	$10,962	$356,150	$4,937,150	$10,962

(1)
Based on 2010 annual cash incentive bonus award, the full amount of which was earned as of December 31, 2010. Per employment agreements summarized above, Messrs. Björk, Sorenson, Deighton and Laird are entitled to pro-rated bonus upon termination without cause if and to the extent that the performance objectives were achieved.

(2)	Based on amounts which would be payable to Mr. Bonney in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2010.

For purposes of valuing the severance and vacation payments in the table above, we used each executive officer’s base salary in effect at the end of 2010 and the number of accrued but unused vacation days at the end of 2010.
The value of option acceleration shown in the tables above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the $25.87 closing market price of shares of the Company’s common stock on December 31, 2010 (the last trading day in 2010) and the exercise price of the option.

PROPOSAL 4: ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION
Our board of directors recognizes the interests our investors have in the compensation of our executives. In recognition of that interest and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory nonbinding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail in our Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success and will drive the creation of stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.
The compensation committee of our board of directors continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As described in detail in our Compensation Discussion and Analysis, our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over up to four years) reward sustained performance that is aligned with long-term stockholder interests.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
In order for Proposal 4 to be approved, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 4. Abstentions and broker non-votes will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 4 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.
As an advisory vote, the result will not be binding on our board of directors or compensation committee. Our board of directors and our compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY
STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES
AND EXCHANGE COMMISSION.

PROPOSAL 5:
ADVISORY NON-BINDING VOTE ON THE FREQUENCY OF AN ADVISORY NON-BINDING VOTE
ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 4 of this proxy statement. By voting on this Proposal 5, stockholders may indicate whether they would prefer an advisory non-binding vote on named executive officer compensation once every one, two or three years. The Dodd-Frank Act requires the Company to hold this advisory vote on the frequency of the “say-on-pay” vote at least once every six years.
After careful consideration of this Proposal, our board of directors has determined that an advisory non-binding vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.
In formulating its recommendation, our board of directors considered that an annual advisory non-binding vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for our Company and we look forward to hearing from our stockholders on this Proposal.
Stockholders who have concerns about executive compensation during the interval between “say-on-pay” votes are welcome to bring their specific concerns to the attention of our board of directors. Please refer to “Communications to the Board” in the proxy statement for information about communicating with our board of directors.
You may cast your vote on your preferred voting frequency by choosing the option of “1 year”, “2 years”, “3 years” or abstain from voting when you vote in response to the resolution set forth below. Therefore, stockholders will not be voting to approve or disapprove the recommendation of our board of directors. The choice among the four choices included in the resolution which receives the highest number of votes will be deemed the choice of the stockholders. Our board of directors and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. However, because this vote is advisory and not binding on the board of directors or our Company in any way, the board of directors may decide that it is in the best interests of our stockholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option chosen by the stockholders.
“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “1 YEAR” AS THE
FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY NON-BINDING
VOTE ON EXECUTIVE COMPENSATION

NO INCORPORATION BY REFERENCE
In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material”. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.
OTHER MATTERS
As of the time of preparation of this proxy statement, neither the board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.
Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.qliktech.com.
CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING
If you have any questions or require any assistance with voting your shares or need additional copies of this proxy statement or voting materials, please contact:
Investor Relations
Qlik Technologies Inc.
150 N. Radnor Chester Road
Suite E220
Radnor, Pennsylvania 19087
or
Call (484) 685-0578
It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card, so your shares will be represented at the Annual Meeting.
The form of proxy and this proxy statement have been approved by the board of directors and are being mailed or delivered to stockholders by its authority.
The Board of Directors of Qlik Technologies Inc.
Radnor, Pennsylvania
April 7, 2011

APPENDIX
QLIK TECHNOLOGIES INC.
EXECUTIVE INCENTIVE CASH BONUS PLAN
1. PURPOSE OF THE PLAN
This Qlik Technologies Inc. (the “Company”) Executive Incentive Cash Bonus Plan (the “Plan”) is established to provide incentives to attract, retain, motivate and reward executive officers and other key employees who are responsible for providing leadership to the Company as it attains its significant business objectives. The purpose of the Plan is to align management’s efforts with the strategic goals of the Company through competitive annual incentive opportunities.
Awards granted under this Plan are intended to qualify as “performance-based compensation” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the relevant rules, regulations and guidance thereunder (the “Code”). Subject to approval by the stockholders of the Company in accordance with federal tax law, the Plan will be effective beginning with fiscal year 2011 and thereafter during such periods as the Company may from time to time grant bonus awards under it (each such performance period, whether or not coterminous with a fiscal year, is referred to as a “Plan Year”). Unless and until the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines otherwise, and subject to the requirement that stockholder approval of the Plan be obtained periodically under federal tax law, this Plan will be operated through a series of fiscal year-based Plan Years beginning at the start and ending on the last day of each Company fiscal year.
2. ELIGIBILITY AND PARTICIPATION
For each Plan Year, the Committee shall select the individuals who will be granted awards under the Plan from among the executive officers and other key employees (each such eligible individual, an “Employee”) of the Company and/or its subsidiaries (each selected Employee, a “Participant”).
No person shall be entitled to any bonus under this Plan for a Plan Year unless the individual is designated by the Committee as a Participant for that Plan Year. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations imposed by Code Section 162(m) and the terms of this Plan.
Notwithstanding that an Employee has been designated as a Participant in the Plan with respect to a Plan Year, and unless otherwise specified by the Committee, an Employee shall cease to be eligible to receive awards hereunder if he or she is not a regular full-time Employee as of both the first day of the Plan Year (which, for an Employee made a Participant after the start of the Plan Year, shall be treated as the date on which he or she was first designated as a Participant with respect to that Plan Year) and the last day of the Plan Year, as well as on date on which payment of an Actual Award for that Plan Year, if any, is made.
3. AWARD TERMS
No later than 90 days after the beginning of the Plan Year (or, if applicable, within a shorter period of time required under Code Section 162(m)), the Committee, in its sole discretion, shall establish in writing (i) the duration of the Plan Year, (ii) the Employees selected as Participants, either by name or by position, (iii) the targeted goal(s) for the Performance Goal(s) that apply/ies to an award with respect to the Plan Year, provided that achievement of each targeted goal must be substantially uncertain at the time the Committee acts in this regard, (iv) the Target Award for a Participant, and (v) a Payout Formula for purposes of determining the Actual Award payable to a Participant.
“Target Award” refers to the amount of the bonus award to which the Participant will become entitled if the applicable Performance Goal(s) is/are performed at the target level. The amount of a Target Award may be expressed as a dollar amount, a percentage of base salary, or such other objectively determinable value as the Committee may specify.

“Actual Award” refers to the amount of the bonus to which a Participant becomes entitled based upon the extent to which applicable Performance Goal(s) were achieved and upon the Payout Formula applicable to his or her bonus award. The Actual Award to which a Participant may become entitled may be greater or lesser than his or her Target Award for a Plan Year, depending upon whether or not the Payout Formula includes the possibility of adjustments from the Target Award as a result of under- or over-achievement of Performance Goals.
“Payout Formula” refers to a formula determined by the Committee when it establishes a Plan award that shall be applied to determine the Actual Award that will be paid to the Participant. A Payout Formula (a) shall be based on a comparison of each specified Performance Goal to actual performance, (b) shall provide that the Actual Award will equal the Participant’s Target Award if the Performance Goal(s) for the Plan Year is/are achieved at the target level, and (c) may provide for an Actual Award in an amount that is greater than or less than the Participant’s Target Award, to the extent that actual performance exceeds or falls below the Performance Goal(s), based upon such terms and conditions as the Committee shall establish. A Payout Formula may also include other features that on an objectively determinable basis increase or decrease the amount of the Actual Award from the Target Award, including by way of example (i) a requirement that all applicable Performance Goals be achieved before any payment is earned or, alternatively, that each achievement of a applicable Performance Goal results in payment of a specified percentage of the Target Award without regard to whether or not other Performance Goals have been achieved, or (ii) multipliers or discounts based upon achievement of Permitted Performance Factors that are not Performance Goals specified the individual award but are incorporated into the Payout Formula when the award is established.
The maximum amount payable under the Plan to any one Participant with respect to performance for a Plan Year is $3,500,000. The maximum amount that may be paid to a Participant must be specified in the terms of the award; provided that the limit in the preceding sentence shall operate as such maximum under the terms of an award as long as the Participant receives only one award under the Plan with respect to the Plan Year.

4. PERFORMANCE GOALS
Performance metrics upon which a Performance Goal applicable to an award granted under the Plan may be based shall be selected by the Committee from among the following, or any combination of the following, factors (each such factor, a “Permitted Performance Factor”) as the Committee determines appropriate:

• Earnings (before or after taxes)	• Sales or revenue

• Earnings per share	• Expense or cost reduction

• Earnings before interest, taxes and depreciation	• Working capital

• Earnings before interest, taxes, depreciation and amortization	• Economic value added (or an equivalent metric)

• Total stockholder return	• Market share

• Return on equity or average stockholders’ equity	• Cash flow

• Return on assets, investment or capital employed	• Operating cash flow

• Operating income	• Cash flow per share

• Gross margin	• Share price

• Operating margin	• Debt reduction

• Net operating income	• Customer satisfaction

• Net operating income after tax	• Stockholders’ equity

• Return on operating revenue	• Contract awards or backlog

• Individual or strategic corporate performance goals that are objectively determinable by a third party having knowledge of the relevant facts
The Committee may select among the Permitted Performance Factors with respect to Plan awards, may apply one or more Performance Goal to an award, and need not apply the same Performance Goal(s) from Plan Year to Plan Year nor from Participant to Participant in a given Plan Year.
The Committee may appropriately adjust any evaluation of actual performance under a Performance Goal to exclude any of the following events that occurs with respect to a Plan Year: (A) the effects of currency fluctuations; (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release or Form 8-K filings relating to an earnings announcement; (C) asset write-downs; (D) litigation or claim judgments or settlements; (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (F) accruals for reorganization and restructuring programs; (G) effects of acquisition and dispositions; and (H) any extraordinary or unusual items in accordance with U.S. GAAP.

5. DETERMINATION OF ACTUAL AWARD
Within 70 days following the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the Performance Goals applicable to a Participant’s award for the Plan Year were achieved, including if applicable under the Payout Formula the extent to which over- or under-achievement occurred. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any Payout Formula or any contrary provision of the Plan, the Committee may in its sole discretion reduce or eliminate payment of any amount to a Participant under the Plan if in its sole discretion such reduction or elimination is in the best interest of the Company or its stockholders.
6. BONUS PAYMENT
Amounts earned under the Plan will generally be paid by March 15th of the year following the Plan Year. In all events, except to the extent otherwise permitted under Code Sections 162(m) and 409A, amounts earned under the Plan will be paid (a) only after the Committee certifies in writing the extent to which the Performance Goals were in fact satisfied, and (b) within the “short-term deferral” period established under Code Section 409(A) (generally by the 15th day of the third month following the end of the tax year during which the Participant’s right to be paid the amount is no longer subject to a substantial risk of forfeiture), provided that a delay in payment permitted under Treas. Reg. §1.409A-2(b)(7)(i) will not be deemed to violate this clause (b).
7. ADMINISTRATION OF THE PLAN
The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan, including without limitation the power to (a) determine which employees are eligible to participate in the Plan, (b) determine the terms and conditions of the bonus awards granted hereunder, (c) certify, to the extent applicable, the extent to which Performance Goals applicable to awards have been achieved after the completion of the Plan Year, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company.
The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of the Plan; provided that it may not delegate any task that the Committee itself is required by Code Section 162(m) to perform.
8. PAYMENT IN THE EVENT OF CERTAIN TERMINATION CIRCUMSTANCES
The Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Code Section 162(m) and Code Section 409A, may, but is not required to, make a full or pro-rated bonus payment to a Participant for a Plan Year in the event of termination of the Participant’s employment during or after the end of the Plan Year and prior to the date on which bonus payments are made with respect to the Plan Year; provided, that any such payments shall be made on the scheduled payment date as set forth in Section 4 above.
9. NON-ASSIGNABILITY
No bonus or right to a bonus under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to transfer, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

10. NO EXPANSION OF PARTICIPANT’S RIGHTS
Nothing in the Plan or in any notice of any bonus pursuant to the Plan shall confer upon any person the right to participate or continue to participate in this Plan, the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or a subsidiary, in accordance with the terms and conditions of the Participant’s employment agreement. There is no obligation for uniformity of treatment of Participants under this Plan. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for purposes of calculating any benefits unrelated to this Plan, including without limitation any end-of-service or overtime premiums; pension or retirement benefits; termination, severance or redundancy payments; or other similar benefits.
11. AMENDMENT OR TERMINATION
The Company reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that no such action shall, without the prior approval of the shareholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) alter the performance measures as set forth in Section 3, or (ii) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a bonus otherwise earned and payable hereunder.
12. SEVERABILITY
In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.
13. TAX MATTERS; FUNDING
The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan, including to reduce such payments be the withholding amount, and to report any amounts paid or payable under this Plan.
The Plan and awards under it are intended to qualify as “performance-based compensation” as defined under Code Section 162(m), and to be exempt from application of Code Section 409A. To the maximum extent permitted, this Plan shall be construed and interpreted in a manner consistent with the intent described in the preceding sentence. To the extent that any award under the Plan is subject to Code Section 409A, the terms and administration of the award shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee (but not in a manner that results in disqualification of the award as “performance-based compensation” under Code Section 162(m)).
Each payment made under this Plan shall be paid solely from the general assets of the Company and/or its subsidiaries. This Plan is unfunded and unsecured, and the making of an award under it will not be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of any amount other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

14. GOVERNING LAW
This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).
15. CHANGE OF CONTROL
All obligations of the Company with respect to awards granted under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, assets or stock of the Company. The Committee may (but need not) specify with respect to any awards granted under the Plan that the right to payment of all or a portion of the bonus amounts thereunder shall become due and payable in the event of or in connection with any such transaction.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐

1.	Election of Directors Nominees

01 Lars Björk	02 Bruce Golden

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2 TO APPROVE THE QLIK TECHNOLOGIES INC. EXECUTIVE INCENTIVE CASH BONUS PLAN AND ITS MATERIAL TERMS.		☐	☐	☐

3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.		☐	☐	☐

4 TO HOLD AN ADVISORY NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

5 TO HOLD AN ADVISORY NON-BINDING VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY NON-BINDING VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.	☐	☐	☐	☐

NOTE: In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

QLIK TECHNOLOGIES INC.
Annual Meeting of Stockholders
May 19, 2011 11:00 AM
This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 19, 2011
The undersigned appoints Lars Björk and William G. Sorenson, or any of them as shall be in attendance at the 2011 Annual Meeting of Stockholders, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Qlik Technologies Inc. (the “Company”), to be held on May 19, 2011, at 11:00 a.m. local time, at The Helmsley Park Lane, 36 Central Park South, New York, New York, and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such Annual Meeting. The votes entitled to be cast by the undersigned will be cast as instructed.
If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the Board of Directors nominees for director in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, and will be voted for “1 YEAR” as the desired frequency in Proposal 5, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.
Continued and to be signed on reverse side